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                                                                    Exhibit 99.1


WAKE FOREST BANCSHARES, INC.
302 S. BROOKS STREET
WAKE FOREST, NORTH CAROLINA 27587
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FOR IMMEDIATE RELEASE                           CONTACT: ROBERT C. WHITE, CEO
NOVEMBER 06, 2006                                        (919)-556-5146

                          WAKE FOREST BANCSHARES, INC.
                           ANNOUNCES YEAR END RESULTS

Wake Forest, North Carolina. Wake Forest Bancshares, Inc., (OTC Electronic Bulletin Board: WAKE.OB) parent company of Wake Forest Federal, announced today that the Company reported earnings of $1,655,950 or $1.43 per share for the year ended September 30, 2006, compared to earnings of $1,320,500 or $1.13 per share for the year earlier. Earnings for the fourth quarter of the Company's fiscal year were reported at $472,550 or $0.41 per share versus $325,000 or $0.28 per share for the same quarter a year earlier.

In announcing the earnings, Robert C. White, President and Chief Executive Officer, pointed out that the record annual and fourth quarter earnings exceeded all expectations. He stated that a primary factor for the earnings improvement was that the Company's interest rate margin had expanded throughout the year as compared to the prior year. The Company's net interest margin was 4.27% during the year ended September 30, 2006 as compared to a margin of 3.73% for the year earlier. A significant portion of the Company's loans and investments have either shorter maturities or variable rates and therefore the portfolio reacts fairly quickly to movements in the prime rate. Lending in general remains favorable, and the Company's loan portfolio increased by approximately $3.0 million during the year. Total assets and deposits increased during the year by approximately $4.5 million and $3.1 million, respectively.

The Company had previously announced a quarterly dividend of $0.17 per share for shareholders of record as of September 30, 2006, payable on October 10, 2006. The current dividend represents the 42nd consecutive quarterly dividend paid by the Company.


Wake Forest Bancshares Inc.'s return on average assets was 1.63% for the year. The Company's efficiency ratio was 31.34% during 2006. Total assets of the Company amounted to $104.3 million at September 30, 2006. Total net loans receivable and deposits outstanding at September 30, 2006 amounted to $76.6 million and $84.0 million, respectively.

Wake Forest Bancshares, Inc. has 1,156,689 shares of common stock outstanding. Based in Wake Forest, North Carolina since 1922, the Company conducts business as Wake Forest Federal from its office in Wake Forest, (Wake County), North Carolina.